Exhibit 10.45

SEPARATION OF EMPLOYMENT AGREEMENT

AND

GENERAL RELEASE

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made of this 27th day of June, 2008 by and between PharMerica Corporation (the “Company”) and Richard Toole (the “Executive”).

WHEREAS, Executive formerly was employed as Senior Vice President and Chief Information Officer.

WHEREAS, Executive and Company entered into an Employment Agreement which was effective the first day of business operations of the Company (the “Employment Agreement”) which provides for certain severance benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive and the Company mutually desire to terminate Executive’s employment on an amicable basis, such termination to be effective August 31, 2008 (the “Date of Termination”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. (a) Executive, for and in consideration of the commitments of the Company as set forth in Paragraph 5 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries and parents, and its officers, directors, employees, and agents, and its and their respective successors and assigns, heirs, executors, and administrators (each, a “Releasee” and collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s employment to the date of this Agreement, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with the Company and/or its predecessors, subsidiaries or affiliates, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Kentucky Civil Rights Act, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

(b) To the fullest extent permitted by law, and subject to the provisions of Paragraph 10 below, Executive represents and affirms that (i) Executive has not filed or caused to be filed on Executive’s behalf any claim for relief against the Company or any Releasee and, to the best of Executive’s knowledge and belief, no outstanding claims for relief have been filed or asserted against the Company or any Releasee on Executive’s behalf; (ii) Executive has not reported any improper, unethical or illegal conduct or activities to any supervisor, manager, department head, human resources representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, or to the ethics hotline, and has no knowledge of any such improper, unethical or illegal conduct or activities; and (iii) Executive will not file, commence, prosecute or participate in any judicial or arbitral action or proceeding against the Company or any Releasee based upon or arising out of any act, omission, transaction, occurrence, contract, claim or event existing or occurring on or before the date of this Agreement.

(c) Nothing in the Agreement will be deemed to release the Company from (i) claims solely to enforce this Agreement, (ii) claims for indemnification under the Company’s By-Laws, or (iii) claims for payment or reimbursement pursuant to any employee benefit plan, policy or arrangement of the Company.

(d) The Company, for and in consideration of the commitments of Executive as set forth in this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Executive from all causes of action, suits, debts, claims, and demands whatsoever the Company may have or had against Executive, relating to the performance of his duties, with the exception of claims or liability arising out of any intentional or willful acts of Executive.

2. In consideration of the Company’s agreements as set forth in Paragraph 5 herein, executive agrees to be bound by the terms of Sections 8 and 9 of the Employment Agreement.

3. Executive agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ Executive in the future.

4. Executive further agrees that Executive will not disparage or subvert the Company, or make any statement reflecting negatively on the Company, its affiliated corporations or entities, or any of their officers, directors, employees, agents or representatives, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that none of its officers, directors, employees, agents or representatives will disparage or subvert the Executive, or make any statement reflecting negatively on the Executive, including, but not limited to, any matters relating to the Executive’s performance or the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement.

5. In consideration for Executive’s agreement as set forth herein, the Company shall provide the following:

(a) Continued payment of Executive’s current monthly base salary of Twenty-One Thousand Six Hundred and Forty-Two Dollars and Forty-One Cents ($21,642.41) for sixteen (16) months after the Date of Termination, with said continued payments being made pursuant to the Company’s periodic regular payroll dates.

(b) Pursuant to Section 5(a)(1)(ii) of the Employment Agreement, a bonus of Eighty-Six Thousand Three Hundred Eighty-Six Dollars ($86,386.00), which represents an annualized average of the 2007 bonus Executives received in March 2008, reduced on a prorata basis to reflect eight (8) months of service in calendar year 2008, to be paid on the first business day at the conclusion of the sixteen (16) month period after the Date of Termination.

(c) For the sixteen (16) month period following the Date of Termination, the Company will pay on Executive’s behalf any applicable COBRA premium for the continuation of Executive’s health, dental and vision benefits, as well as those benefits for his spouse and dependents, if Executive has elected such coverage as of the Date of Termination, provided, however, that to the extent COBRA continuation coverage eligibility expires (unless such expiration is due to eligibility for other group health insurance or Medicare) before the end of such sixteen month period, Executive will receive payment, on an after-tax basis, of an amount equal to the premium the Company would have otherwise waived for COBRA coverage. The obligations of the Company to provide benefits under this Section shall terminate on the date of occurrence of the first to occur of any of the following, if any of the following should occur prior to the end of the sixteen (16) month period: (i) the date of commencement of eligibility of the Executive under the group health plan of any other employer or (ii) the date of commencement of eligibility of the Executive for Medicare benefits. If the Company has made the COBRA premium payments for the entire sixteen (16) month period, and at the end of that period, Employee remains otherwise eligible for COBRA, Employee may at his discretion pay the applicable COBRA premiums for the remaining two months of COBRA continuation coverage.

(d) Receipt of executive-level outplacement assistance under the outplacement assistance program currently maintained by the Company;

(e) Vesting with respect to 25% of the option award granted to Executive on August 7, 2007. Executive will have ninety (90) days following his Date of Termination to exercise his vested options. The remaining portion of the option award and your outstanding restricted stock award will be forfeited as of Date of Termination.

(f) Within thirty (30) days of the Date of Termination, the Company will also pay to the Executive:

(i) Any unpaid salary as of the Date of Termination;

(ii) One hundred and seventy-six (176) hours of unused vacation/PTO pay, minus normal withholdings.

(g) The Company will maintain, for no less than six (6) years following the Date of Resignation, directors’ and officers’ liability insurance covering Executive’s potential liability in connection with his employment by the Company in amounts and on terms that are commensurate with the coverage provided to its active officers and directors of the Company.

6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company, Executive would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

7. Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company and, further, that this Agreement supersedes any employment agreement or offer letter Executive has with the Company, and any and all prior agreements or understandings, whether written or oral, between the parties shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s employment agreement or offer letter with the Company, or the terms of this Agreement.

8. Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor. Likewise, the Company agrees that the terms of this Agreement will not be disclosed except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by law. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, subsidiaries or affiliates or obtained as a result of Executive’s prior employment with the Company and/or its predecessors, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all beepers, credit cards, cellular telephone equipment, business cards and computers. As of the Date of Resignation, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. Nothing in this Agreement shall prohibit or restrict Executive from: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s General Counsel or Human Resources Director; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

11. The parties agree and acknowledge that the agreement by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

12. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

13. Executive further agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as to an equitable accounting of all earnings, profits and other benefits arising from any violations of this Agreement, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

14. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the State of Kentucky.

15. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each and everyone of its affiliated entities from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Agreement is satisfactory to Executive; and

(f) Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this          day of June, 2008.

/s/ Richard Toole	Witness:
Richard Toole

PHARMERICA CORPORATION

By:	/s/ Anthony Hernandez	Witness: /s/ Michael Culotta

Name:	Anthony Hernandez

Title: Senior Vice President Human Resources